UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): DECEMBER 31, 2004



                      INSIGHT COMMUNICATIONS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                      0-26677                   13-4053502
(State of incorporation)       (Commission File No.)          (IRS Employer
                                                           Identification No.)

                                 810 7TH AVENUE
                            NEW YORK, NEW YORK 10019
                    (Address of principal executive offices)


                  Registrant's telephone number: (917) 286-2300


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     In connection with our initial public offering in July 1999, certain of our employees received shares of our common stock. In October 1999 and April 2000, we made non-recourse loans to certain of these employees, the proceeds of which were used to satisfy the individual income tax obligations with respect to the receipt of these shares. The loans that remained outstanding as of December 31, 2004 (the "Loans") were represented by notes with identical terms secured by a pledge of the shares of common stock received by the individuals. The Loans had a scheduled maturity date of October 1, 2009 and accrued interest at the annual rate of 5.07%, with accrued interest payable on October 1 of each year. The Loans, including accrued interest, were payable by employees 180 days following the termination of their employment, except that certain debtors who are now former employees were granted an additional 12 months following their termination of employment to repay their respective Loans. The aggregate principal amount of the Loans as of December 31, 2004 was approximately $4.3 million. None of the Loans were owed by executive officers or former executive officers.

     Between December 8 and 31, 2004, we made an offer to each of the individuals with a Loan obligation to:

     o cancel such individual's Loan (including accrued interest) upon the surrender to us of such individual's pledged shares (the "Shares"); and

     o issue restricted shares of our Class A common stock (the "Restricted Stock") as an incentive to surrender the Shares and, (i) in the case of current employees, to encourage the employee's long-term future performance, and (ii) in the case of former employees, to reward such former employees for their past services to us.

     As of December 31, 2004, each of the individuals with a Loan obligation accepted the offer and surrendered an aggregate of 395,210 shares of common stock in cancellation of the aggregate $4.3 million of Loans. The closing price of our Class A common stock on such date was $9.27. Within five business days after we receive stockholder approval of certain amendments to our 1999 Equity Incentive Plan, which amendments relate to the issuance of the Restricted Stock, the employees and former employees will be granted an aggregate of 825,641 shares of Restricted Stock.

     EMPLOYEE RESTRICTED STOCK - The Restricted Stock to be issued to employees will vest in five equal installments beginning on November 15, 2005. Any shares of Restricted Stock that have not vested on or before a voluntary termination of employment, involuntary termination of employment without cause or termination of employment with cause will be forfeited. All of the Restricted Stock will become fully vested and nonforfeitable upon (a) a change of control (as defined in the Restricted Stock agreement) or (b) a termination of employment due to death or disability.

     FORMER EMPLOYEE RESTRICTED STOCK - Fifty percent of the Restricted Stock will vest on the date of grant and the balance will vest in five equal installments beginning on November 15, 2005. All of the Restricted Stock will become freely transferable upon (a) a change of control (as defined in the Restricted Stock agreement) or (b) death or disability.

ITEM 8.01. OTHER EVENTS.

     On July 2, 2004, we entered into an agreement with Comcast Cable Holdings, LLC (formerly known as AT&T Broadband, LLC) and certain other subsidiaries of Comcast Corporation to acquire the telephone business conducted by Comcast Cable in the markets served under our joint operating agreement. Under the joint operating agreement, we leased certain capacity on our local network infrastructure to Comcast Cable for which we received a fee, and we provided certain services and support for which we received additional payments related to installations, marketing and billing. Comcast Cable provided the necessary switching and transport. By acquiring ownership of the telephone business from Comcast Cable, we have gained both operational and strategic control over this business.

     The acquisition was completed on December 31, 2004. Comcast Cable paid us approximately $13.0 million, representing an agreed upon amount of $20.0 million adjusted for working capital and cash flow items estimated as of the closing date. Additionally, as part of the agreement, Comcast Cable transferred to us certain fixed assets related to the telephone business and is providing us with certain post-closing transition services.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          INSIGHT COMMUNICATIONS COMPANY, INC.



Dated: January 6, 2005                    By: /s/ Elliot Brecher
                                              --------------------------------
                                              ELLIOT BRECHER
                                              Senior Vice President
                                                 and General Counsel